Filed pursuant to Rule 424(b)(3)
                                                             Sec. No. 333-107885

                              PROSPECTUS SUPPLEMENT

                          WaveRider Communications Inc.

                        18,836,789 Shares of Common Stock

       This prospectus supplement supplements the information we provided in our prospectus dated August 27, 2003 relating to 18,836,789 shares of our common stock registered for sale by the selling stockholders named therein.

       We are filing this prospectus supplement to provide the information contained in our quarterly report on Form 10-QSB for the period ended March 31, 2004.

       As of May 3, 2004, 5,672,797 shares of our common stock, registered under our prospectus dated August 27, 2003, remain available for issuance.

                               Recent Developments

       Attached hereto and incorporated herein is our quarterly report on Form 10-QSB for the period ended March 31, 2004.

       This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without the prospectus dated August 27, 2003, as amended and supplemented from time to time, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus dated August 27, 2003, as so amended and supplemented.

                           ---------------------------

       Our common stock is traded over-the-counter on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "WAVC.OB." The last reported sale price of our common stock on May 3, 2004 was $0.148 per share.

       Investing in our common stock involves a high degree of risk. Please consider carefully the Risk Factors beginning on page 4 of the prospectus dated August 27, 2003.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is May 4, 2004.